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                                                                      EXHIBIT 99

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.   20549

Re:  Letter to Commission Pursuant to Temporary Note 3T

Ladies and Gentlemen:

Pursuant to Temporary Note 3T to Article 3 of Regulation S-X, Arthur Andersen LLP ("Andersen") has represented to us, by letter dated April 1, 2002, that its audit of the financial statements of MBT Financial Corp. for the period ended December 31, 2001, was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Andersen personnel working on the audit and availability of national office consultation. Availability of personnel at foreign affiliates of Andersen was not relevant to this audit.

Very truly yours,

/s/ Eugene D. Greutman
    Eugene D. Greutman
    Treasurer






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